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                                                                   EXHIBIT 10.25

                      INTERNAL USE AND SUBSTRATE AGREEMENT
                            AGREEMENT NUMBER STL92107

         This Agreement is made as of the tenth day of April, 1993 by and between object Design, Inc., a Delaware corporation ("ODI") and International Business Machines, a New York corporation ("IBM").

         WHEREAS, ODI has the right to market certain computer software; and

         WHEREAS, IBM is engaged in the business of developing, marketing and licensing computer software products in the "Territory" (as hereinafter defined); and

         WHEREAS, IBM desires to obtain a non-exclusive license to use the Software to develop, market and sublicense Software products in the Territory;

         NOW THEREFORE, for and in consideration of the mutual agreements and covenants hereafter set forth, the parties hereto agree as follows:

1.       DEFINITIONS

         The following terms are defined for the purposes of this Agreement as follows:

         1.1. "Applications" shall mean the software programs that IBM develops in accordance with Section 3.1 hereof and which incorporate or are designed to run with Substrate Software or Framework Software.

         1.2. "Backfill Copy" shall mean any copy or instance of an Application which (a) represents the first IBM Version or IBM Release of such Application incorporating or running with the software and licensed to a particular Customer as an upgrade to an existing product already being licensed by that Customer and
(b) for which IBM accrues less revenue (due to upgrade incentives or like discounts) than it would compared to licensing such Application to a Customer who was not already licensing the existing product. This would include situations where IBM adds the Software to an existing product that was already commercially

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available either as the initial substrate or as a replacement to a competitive substrate.

         1.3. "Code" shall mean computer programming code. If not otherwise specified, Code shall include only object Code. Code shall include any maintenance modifications to such code in existence from time to time, and shall include Enhancements to such Code when added to the software pursuant to Section
5.3 hereof.

                  1.3.1."Object Code" shall mean computer programming code, substantially or entirely in binary form, which is directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly.

                  1.3.2. "Source Code" shall mean computer programming code, other than Object Code, and related source code level system documentation, comments and procedural code such as job control language, which may be printed out or displayed in a human-intelligible form.

         1.4. "Customer" shall mean a permitted sublicensee of one or more Applications.

         1.5. "Derivative Work" shall mean a work which is based upon one or more preexisting works, such as a revision, enhancement, modification, translation, abridgment, condensation, expansion, or any other form in which such preexisting works may be recast, transformed, or adapted, regardless of packaging or naming of such work, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work.

         1.6. "Development Environment" shall mean a configuration of the software intended for use in developing applications which incorporate or are designed to run with the Software.

                  1.6.1. "ADCP Development Environment". shall mean the Development Environment when used in conjunction with an ADCP Framework Application pursuant to Schedule 4 of this Agreement.
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                  1.6.2. "Internal Use Development Environment" shall mean the
         Development Environment when used as Internal Use Software.

         1.7. "Documentation" shall mean textual material, whether human or machine-readable, that describes the design, functions, operations, or use of the Software and that is delivered by ODI with Software pursuant to Sections 5.1, 5.2, 5.3, 5.4 or 5.5 of this Agreement. Documentation includes Non-Confidential Documentation.

         1.8. "Enhancements" shall mean changes and/or additions, other than Maintenance Modifications, to code, software or Documentation, including Derivative Works, that ODI (in the case of Software) or IBM (in the case of an Application) makes available to any of its customers and that improve function, add new function, or improve performance by changes in system design or coding. Notwithstanding the foregoing, Enhancements shall not include Unrelated Products or Special Products.

         1.9. "Error" shall include both Programming Error and Documentation Error, unless otherwise specified.

                  1.9.1. "Programming Error" shall mean a statement or omission in the Software than causes or results in a failure to comply with the applicable Software Documentation.

                  1.9.2. "Documentation Error" shall mean an omission or an incomplete or incorrect statement or graphic in Documentation that, if followed, can lead to or result in a failure of the Software to comply with or function as specified in the applicable Software Documentation.

         1.10. "Extension Environment" shall mean a configuration of the Software which allows the Customer to compile, link and execute programs which use existing Application classes (or third-party vendor classes). The Customer cannot define new classes, or modify the definitions of existing classes, except that (a) machine-generated methods, such as constructor, destructor and constraint methods can be added or modified for an existing model class during installation of model extensions, providing this doesn't change the layout (schema) of the class, and (b) the list of SOM superclasses for an existing SOM class can be modified. For the purposes of the foregoing

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sentence only, SOM shall be deemed to mean SOM or any equivalent facility which allows the addition of superclasses without recompilation of any of the code that uses the modified SOM class. The Extension Environment provides a limited form of schema modification, but does not provide full schema generation and certain other tools that are provided by the Development Environment. The Extension Environment may only be used in Framework Applications. In general, there shall only be one Extension Environment per workgroup, which shall be used for database-administration purposes by one member of that workgroup at a time.

         1.11. "Framework Application" shall mean any Application which:

                  (a) Has an architecture which involves (i) a separate module or component responsible for storage and exchange of data and metadata (the "Framework Platform") and (ii) a variable number of modules or components responsible for data analysis, data manipulation or other processing which interact with the Framework Platform to store, retrieve or exchange data (the "Framework Tools"); and

                  (b) Allows (but does not necessarily require), an openended set of Framework Tools to interact with the Framework Platform, including Framework Tools which may be developed, marketed or distributed not only by IBM, but also by entities other than IBM.

    Unless the context indicates otherwise, the use of the term "Framework Application" in this Agreement shall denote both Framework Tools. If an Application which is capable of being run stand-alone is connected to a Framework Application as a Framework Tool, the existence of such connection shall not affect any royalty obligations in respect of Substrate Software which might otherwise arise with respect to such Application.

         1.12. "Framework Supplement" shall mean a supplement to this Agreement, substantially in the form of Schedule 4 hereof, which sets forth the terms under which ODI will license IBM to use the Framework Software in conjunction with a specific Framework Application.

         1.13. "IBM Release" shall mean a new version of an Application (a) the changes to which are composed primarily of

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Maintenance Modifications to that Application and (b) that is normally provided to IBM customers without a separate charge.

         1.14. "IBM version" shall mean a new version of an Application that (a) provides significant Enhancements to that Application or otherwise provides substantial additional value or utility and (b) is not made available to IBM's customers without a separate charge. IBM Versions do not include IBM Releases.

         1.15. "Maintenance modification" shall mean any modifications or revisions, other than Enhancements, to Code, Software or Documentation that correct Errors, support new releases of the operating system with which the Software is designed to operate, support new input/output devices, or provide other incidental updates or corrections and that ODI (in the case of Software) or IBM (in the case of an Application) makes available to any of its customers. Notwithstanding the foregoing, maintenance modifications shall not include Unrelated Products or Special Products.

         1.16. "Moral Rights" shall mean the following rights attaching to individual creators which an author may have under applicable laws rights to identification of authorship, rights of approval on modifications or limitations on subsequent modification and rights to withdraw a work from distribution. Moral rights do not include copyrights, patent rights, trade secrets or other assignable proprietary rights.

         1.17. "Non-Confidential Documentation" shall mean Documentation for ODI Major Release 3.0 of the Software and any subsequent ODI Releases.

         1.18. "ODI Competitor" shall mean any of the following entities, or subsidiaries or successors thereof, unless such subsidiary or successor is merged completely into an IBM Subsidiary:

         (a)      Borland;

         (b)       Informix;

         (c)       Microsoft;

         (d)      Objectivity;
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         (e)      Ontos;

         (f)      Oracle;

         (g)      02;

         (h)      Servio Logic;

         (i)      Sybase; or

         (j)      Versant.

         1.19. "ODI Material" shall mean "Type A Material" and "Type B Material." "Type A Material, shall mean the Source Code for Software, Documentation for all ODI Releases of the Software prior to ODI Major Release 3.0, Documentation (other than Non-Confidential Documentation) received by IBM from ODI pursuant to Sections 5.3, 5.4 or 5.5 and Schedule 6 hereof, and any other information, in whatever form, received by IBM from ODI which is classified as Class II Confidential Information pursuant to the Agreement Regarding Confidential Information, number STL92602B, dated February 22, 1993 (the "ARCI"), and all parts, copies and modifications thereof. "Type B Material" shall mean the Software and Non-Confidential Documentation, and all parts, copies and modifications thereof.

         1.20. "ODI Release" shall mean an ODI Major Release or an ODI minor Release. Unless the context indicates otherwise, "ODI Release" shall comprise both ODI Major Releases and ODI Minor Releases.

                  1.20.1. "ODI Major Release" shall mean a new version of the Software that (a) provides significant Enhancements or otherwise provides substantial additional value or utility and (b) is normally denoted by a change in the major release number (e.g., from Release 2.2 to Release 3.0). ODI Major Releases do not include ODI Minor Releases.

                  1.20.2. "ODI Minor Release" shall mean a new version of the software (a) the changes to which are composed primarily of maintenance modifications to that Software and (b) that is normally denoted by a change in the minor release number (e.g., from Release 2.1 to Release 2.2).
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         1.21. "Order Supplement" shall mean an order form, substantially in the form attached hereto as Schedule 11, which IBM may use to designate products and services from the Product offering List which IBM wishes to license pursuant to the terms of this Agreement.

         1.22. "Product Offering List" shall mean the list of ODI's products and services which are then currently offered to IBM pursuant to the terms of this Agreement and are specified in Schedule 1, "Product offering List." The list will include an overview description of such products and services. ODI agrees to offer IBM all ODI products, other than Special Products and Unrelated Products.

         1.23. "Quarterly Accounting Period" shall mean a time frame which is based on a calendar quarter for U.S. transactions and "Accounting Periods" for transactions in non-U.S. IBM geographies. For Canada, Latin America and the Far East, the Accounting Period shall mean the last month of the previous calendar quarter plus the first two months of the relevant calendar quarter. For Europe, middle East and Africa, the Accounting Period shall mean a period running from the last week of the last month in the previous calendar quarter and ending on the last business day of the third full week in the third month of the relevant calendar quarter.

         1.24. "Runtime Environment" shall mean a configuration of the Software which is not intended for use in developing applications (except to the extent that a Customer indirectly uses a Runtime Environment embedded in an Application, which Application is itself intended for use in developing applications), but does include all the Code and utilities needed to execute applications developed using ODI's Software. The Runtime Environment does not provide certain schema generation facilities and certain other tools that are provided by the Development Environment.

         1.25. "Seat" shall mean (a) as to the Development Environment, each person who executes the Development Environment, and (b) as to the Runtime Environment, each unique combination of (i) a workstation, terminal, or other display device and (ii) an instance of any application or other software program which linkedits (either dynamically or statically) to, and runs in the same process-space as, the Runtime Environment. Internal Use Software licenses granted with respect to a

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particular Seat may be transferred from one person to another, but any given license may not, in general, be transferred more than once in a given month. Notwithstanding the foregoing,'in the case of the MVS and AS/400 versions of the Software, Seat shall mean the central processing unit.

         1.26. "Software" shall mean ODI's software programs as listed on an Order Supplement and which IBM has the right to license under this Agreement in object code (as well as any incidental Source Code which ships as part of the commercial distribution or equivalent thereof), plus Documentation, maintenance modifications, Enhancements and all Updates thereof. Software shall not include Special Products or Unrelated Products. "Software" may comprise the Development Environment, the Extension Environment or the Runtime Environment.

                  1.26.1. "Framework Software" shall mean the soft,..;are when used as Substrate Software in a Framework Platform, Framework Tool, Framework Application, or any combination thereof. Although Substrate Software is in general, limited to the Runtime Environment, Framework Software may be either the Runtime Environment, the Extension Environment or the ADCP Development Environment.

                  1.26.2. "Internal Use Software" shall mean the Software when used internally by IBM, its Subsidiaries or its special Contractors in accordance with this Agreement (a) for the development of Applications or (b) for the operation of applications that are not commercially available. Internal Use Software may be either the Runtime Environment or the Internal Use Development Environment.

                  1.26.3. "Substrate Software" shall mean the Software when used in accordance with this Agreement as a data-storage substrate of an Application. Unless otherwise agreed to in writing by ODI, Substrate Software shall only be the Runtime Environment. If a particular usage of the Software would qualify as both Substrate Software and Framework Software, such Software shall be deemed to be Framework Software for the purposes of this Agreement.

         1.27. "Special Contractors" shall mean third parties who develop software products (i) on behalf of or in cooperation with IBM and (ii) in which IBM will receive substantial ownership or

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marketing rights. Special Contractors shall not include any ODI Competitor.

         1.28. "Special Products" shall mean ODI products, product features or projects which ODI does not make generally commercially available and which are not substantially similar to products which ODI makes generally commercially available. Special Products shall also mean, during the period before their general commercial availability, ODI products, product features or projects which (i) ODI does not make generally commercially available for some period of time but which are ultimately released commercially, and (ii) are funded directly by the party or parties receiving such Special Products. Notwithstanding the foregoing, any Software which would otherwise qualify as a Special Product under this definition, but which is funded by or licensed to IBM pursuant to this Agreement, shall be deemed not to be a Special Product.

         1.29. "Sub-Distributor" shall mean an IBM Subsidiary or other third party that has an agreement with IBM or an IBM Sub-Distributor to distribute Applications to Customers in accordance with the terms of this Agreement.

         1.30. "Subsidiary" shall mean a corporation, company or other entirety
(i) at least fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not gave outstanding shares or securities, as may be the cause in a partnership, joint venture or unincorporated association, but act least fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

         1.31. "Technical Support" shall mean ODI's providing to IBM, in addition to warranty service, (i) telephone hot-line support, including emergency Level 1, 2 and 3 Service and (ii) updates. Additional details are described in Schedule 5.

         1.32. "Territory" shall be world-wide.
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         1.33. "Unrelated Products" shall mean any ODI products which are not object-oriented database products or are not Derivative Works of the Software.

         1.34. "Updates" shall mean Maintenance modifications and Enhancements that ODI incorporates into any ODI Release of the Software.

2.       FREEDOM OF ACTION

         2.1. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be deemed to limit or prevent:

                  (a) ODI, directly or indirectly, from marketing, distributing, licensing or selling the Software to anyone anywhere throughout the world;

                  (b) Either party from obtaining services or software programs from other sources or independently developing or acquiring competitive materials; or

                  (c) Either party from making, having made, using, leasing, licensing, selling or otherwise disposing of any products (other than Software) or services, nor either party's right to deal with any other vendors, suppliers, contractors or customers.

         2.2. It is understood that use of Software by IBM, its Subsidiaries or its or their Sub-Distributors pursuant to this Agreement will create no obligations on IBM, its Subsidiaries or its or their Sub-Distributors to limit or restrict the assignment or reassignment of their employees.

         2.3. It is the intention of the parties to maximize the licensing of ODI Software by IBM and IBM Subsidiaries. To best accomplish this intention it is agreed that:

                  (a) IBM's Internal Programming Systems Line of Business or successor part of IBM will be the point of contact with, and use reasonable efforts to encourage the licensing and use of Software, pursuant to the terms of this Agreement, by, the rest of IBM and IBM Subsidiaries (hereinafter collectively, "IBM Affiliates"). ODI will assist in marketing to the IBM Affiliates, especially in situations involving third-party products that are

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         competitive to the Software. Programming Systems will have the primary responsibility to marker: and distribute the Software to these other IBM entities and to manage the overall relationship with them;

                  (b) Programming Systems will independently establish the prices for which it will sublicense and distribute the Software to the IBM Affiliates, and will provide a list of such internal prices to ODI. The parties recognize that in certain transactions when an IBM Affiliate may be considering third-party products that are competitive to the Software, IBM and ODI will cooperate and may agree on alternate royalties to be paid by IBM to ODI for any such transaction; and

                  (b) Both parties will establish the communications necessary to keep each other aware, in a timely fashion, of significant opportunities for the licensing of Software by the IBM Affiliates. Nothing herein prohibits ODI from communicating directly with IBM Affiliates; however, ODI will give Programming Systems reasonable time to participate in these contacts with the IBM Affiliates. If ODI licenses Software directly to an IBM Affiliate, (i) ODI shall have sole discretion over the amounts of Software license fees, royalties, Technical Support fees or fees in respect of any distribution or re-marketing arrangement ODI charges to such IBM Affiliate and (ii) any such Software license fees, royalties, Technical Support fees or fees in respect of any distribution or re-marketing arrangement paid to ODI by IBM or such IBM Affiliates will count towards any of IBM's obligations under sections 6.4, 6.13, and Schedule 3, in the amounts ODI would have received if IBM's Programming Systems had sublicensed such Software to such IBM Affiliate.

3.       GRANT OF LICENSES

         3.1. ODI hereby grants to IBM, and IBM hereby accepts, the following non-exclusive, non-transferable world-wide licenses, under ODI's patents, copyrights and other intellectual property rights, subject to the terms and conditions of this Agreement:

                  (a) A license to (i) copy and distribute internally and to Subsidiaries bound by the agreement specified in Section 3.5 or Section 3.6, and (ii) operate the Internal Use Software in accordance with ODI's instructional and

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         operational manuals for the purposes of IBM's internal use and IBM's development of Applications and provision of support services to Customers.

                  (b) A license to use the Internal Use Software for education and training (i) of employees of IBM or its Subsidiaries in the use of the Internal Use Software or (11) pursuant to a written agreement which the parties may execute in the future concerning the provision by IBM or its Subsidiaries of education and training in the use of the Development Environment (the "Education Agreement").

                  (c) A license to use, market, distribute and sublicense by itself and through authorized Sub-Distributors the Substrate Software as part of and embedded in Applications. This license includes a license to copy the Substrate Software in conjunction with copying Applications and documentation for the purposes of distributing and sublicensing the Applications. This license also includes the right to grant sublicenses to Customers to copy the Substrate Software in conjunction with copying Applications for back-up and archival purposes.

                  (d) A license to operate the Substrate Software for the sole purpose of (i) demonstrating the operation and capabilities of the Applications to prospective Sub-Distributors and Customers or (ii) providing training or education in the use of Applications.

                  (e) A license to copy the Software for archival or backup purposes. All archival and backup copies of the Software are subject to the provisions of this Agreement, and all copyright, trademark, government restricted rights or similar notices shall be reproduced in such copies.

                  (f) With the exception of specific Framework Applications licensed pursuant to a Framework Supplement, IBM shall have no rights to create Framework Applications or otherwise use the Framework Software. In the event that the parties execute a Framework Supplement with respect to a specific Framework Application, then all of the rights and licenses granted and obligations assumed pursuant to Section 3 with respect to Substrate Software shall be deemed to be granted and assumed with respect to the Framework Software when used in conjunction with such Framework Application,

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         subject to any express provisions set forth in such Framework
         Supplement. Unless a particular Framework Supplement expressly provides otherwise, IBM is not granted any rights hereunder to expose the Software's API in any Framework Application.

                  (g) A license to prepare and copy Derivative Works of the Non-Confidential Documentation, and to distribute and sublicense such Derivative Works in conjunction with Applications IBM shall reproduce all copyright, or government restricted rights or similar notices cont the Non-Confidential Documentation in any such Derivative Works.

                  (h) Each Internal Use Software license granted hereunder for a Seat shall be perpetual if such Seat is paidup, unless terminated pursuant to Section 11 hereof, or unless IBM terminates Technical Support on such Seats.

         3.2. The licenses granted herein do not include the right to distribute externally to IBM, its Subsidiaries or Special Contractors or sublicense externally to IBM, its Subsidiaries or Special Contractors, Software separate or apart from Applications, to modify, enhance, translate or create any Derivative Works of the Software, other than Applications and Derivative Works of the Non-Confidential Documentation, or to permit any other person to have access to the Software (except on mainframe systems) by means of timesharing, remote computing services, batch processing or to have access to the Software by any means other than sublicensing Applications in accordance with Section 3.1 hereof, unless the parties mutually agree otherwise in writing. By virtue of this Agreement, neither party shall acquire any right to use the other party's trademarks.

         3.3. IBM may appoint IBM Subsidiaries or other third parties (other than an ODI Competitor) as Sub-Distributors for the sublicense of the Applications pursuant to Sections 3.1(c), 3.1(d), 3.1(f) and 3.2, provided that each Sub-Distributor shall be bound by a written agreement with IBM that:

                  (a) Protects ODI's rights in the ODI Material to the same extent as provided herein;

                  (b) Limits the liability of ODI to the same extent as provided herein; and
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                  (c) Limits the warranties which such Sub-Distributors may make to the same extent as ODI's warranties are limited herein.

IBM shall indemnify and hold harmless ODI for any breach of such agreement, provided that ODI promptly notifies IBM in writing of any such claim, allows IBM a reasonable period of time to cure any breach and cooperates with IBM's efforts to cure any breach.

         3.4. IBM shall have the right to sublicense IBM's licensed Internal Use Software to Special Contractors so long as such special Contractors shall not have the right to copy Software (except for backup or archival purposes) or to make available Software to any other Special Contractor or third party. Such Special Contractors shall otherwise have the same right to use Internal Use Software and the same obligations as IBM has under this Agreement, provided that:

                  (a) Such Special Contractors shall sign an agreement with IBM imposing upon them substantially the same obligations and restrictions with respect to protection of the Software pursuant to Section 10, protection of ODI'S copyrights and other proprietary rights in ODI Material and limitations on ODI's liability as are imposed upon IBM under this Agreement;

                  (b) IBM shall indemnify and hold harmless ODI for all claims, damages, liabilities, losses and expenses, arising out of any breach of the agreement specified in section 3.4(a) or the Special contractors' access to or use of Software, provided that ODI promptly notifies IBM in writing of any such claim, allows IBM a reasonable period of time co cure any breach and cooperates with IBM's efforts to cure any breach;

                  (c) Such Special Contractors shall return or certify destruction of the sublicensed Software within a reasonable time after IBM's termination of its substantial rights in the affected software products;

                  (d) IBM shall remain solely responsible to ODI for payment of license fees and support services (if any) associated with such sublicensed Software; and
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                  (e)      IBM shall have paid a license fee to ODI for each
         copy of such sublicensed Software.

         3.5. IBM may sublicense to an IBM Subsidiary (other than an ODI Competitor) IBM's rights under the license granted in Section 3.1(a), provided that each such IBM Subsidiary shall be bound by a written agreement with IBM that imposes upon the IBM Subsidiary substantially the same obligations and restrictions with respect to internal use of the Software, protection of the Software in accordance with Section 10, protection of ODI's copyrights and other proprietary rights, and limitations on ODI's liability as are imposed upon IBM under this Agreement, and IBM shall indemnify and hold harmless ODI for any breach of such agreement, provided that ODI promptly notifies IBM in writing of any such claim, allows IBM a reasonable period of time to cure any breach and cooperates with IBM's efforts to cure any breach.

         3.6. IBM may sublicense to an IBM Subsidiary (other than an ODI Competitor) substantially all IBM's rights under this Agreement, provided that
(a) each such Subsidiary shall first enter into a written agreement with IBM that (i) is substantially similar to this Agreement and (ii) binds such Subsidiary to all the obligations of IBM hereunder, (b) IBM promptly notifies ODI and provides ODI with a copy of the relevant portions of such agreement and
(c) IBM shall indemnify and hold harmless ODI for any breach of such agreement, provided that ODI promptly notifies IBM in writing of any such claim, allows IBM a reasonable period of time to cure any breach and cooperates with IBM's efforts to cure any breach.

         3.7. ODI shall be under no obligation to seek to obtain any patents, and does not represent or warrant that any patent will be obtained nor, if obtained, that any such patent will be valid or enforceable.

         3.8. IBM acknowledges that it shall remain directly liable and responsible to ODI for performance of IBM's obligations under this Agreement, regardless of whether IBM appoints Sub-Distributors or grants sublicenses and regardless of the terms of its agreements with sub-Distributors, Special Contractors and sublicensee IBM Subsidiaries.

         3.9. Unless this Agreement is terminated earlier, all royalty obligations with respect to a particular ODI Release of the Software shall expire, and all rights and licenses granted

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hereunder shall be fully effective and paid-up for such ODI Release of the
Software, ten years following the date of first delivery of such ODI Release of the Software to IBM hereunder, except for amounts due prior to such date and unpaid by IBM.

         3.10. No royalty or other charge shall be payable by IBM for use in IBM products of the same or similar Customer user-protocols and/or Customer user-interfaces related to or contained in the Software. No additional royalty or other charge shall be payable for use, execution, reproduction, display, performance or distribution of maintenance modifications or Enhancements; provided, however, that the foregoing shall in no way mitigate any payment or other obligations which IBM has with respect to Technical Support.

         3.11. Except as expressly provided otherwise in a duly executed Framework Supplement, this Agreement does not grant IBM any rights or licenses in Framework Software. The parties agree to negotiate in good faith to execute Framework Supplements for additional Framework Applications for which IBM may wish to license Framework Software in the future.

         3.12. For purposes of this Section 3.12, "Output" shall mean an intended tangible result or output from licensed operation of Internal use Software or Applications in accordance with this Agreement, such as a data printout, report or software program (other than an Application), including any pictorial, graphic or audio/visual work (such as an icon, character or musical work) contained in such a result or output. A license to operate Internal use Software or Substrate Software granted pursuant to this Section 3 includes the right to create, reproduce, display, perform, modify, distribute, sell, lease, license and transfer, and to create Derivative Works of, the output of such Software. A license to operate Internal Use Software or Substrate Software does not include the right to create Derivative works of such Software (other than the right to create Applications) or to reproduce, display, perform, modify, distribute, sell, lease, license or transfer any pictorial, graphic or audiovisual work contained in such Software (other than as contained in an Output) to create a Derivative Work thereof. Nothing set forth in this Section
3.12 is intended to circumvent IBM's obligations to pay fees and royalties hereunder or to authorize use of such a pictorial, graphic and audiovisual work apart from an output or to authorize use of a portion of Software apart from Internal Use Software or an Application, nor is it intended to increase the fees and royalties which IBM is obligated to pay hereunder.

4.       IBM'S  OBLIGATIONS  AND REPRESENTATIONS

         4.1. IBM shall ensure that ODI's copyright, trademark, government restricted rights or similar notices are reproduced in each copy of the Software which is authorized under this Agreement.

         4.2. (a) Prior to or upon delivery of an Application to a Customer, IBM or a Sub-Distributor shall enter into a binding Agreement with the Customer to sublicense the Software on substantially the same terms, to the extent permitted by law, as the terms set forth in Schedule 8.

                  (b) IBM shall enforce the obligations of each Sub-Distributor, Special Contractor and sublicensed IBM Subsidiary dower the respective agreements described in Sections 3.3, 3.4, 3.5 and 3.6 hereof and each Customer under the agreement described section 4.2(a) hereof, and IBM and ODI shall promptly report to each other any known breach of such a Sub-Distributor, Special Contractor, IBM Subsidiary or Customer agreement that arises out or relates to the protection of, or ODI's proprietary rights the ODI Materials or the limitation of ODI's liability.

                  (c) IBM may grant to a Customer an Application Temporary trial sublicense at no charge, provided that:

                  (i) the Customer enters into a sublicense agreement in accordance with Section 4.2(a) hereof;

                  (ii) each trial sublicense shall be for a period not to exceed one hundred and eighty days; and

                  (iii) IBM shall pay to ODI a sublicense fee or royalty as described in Schedule 2, 3 or 4, as applicable, for each copy of an Application that a trial sublicense Customer retains for longer than one hundred and eighty days.

         4.3. ODI, IBM and IBM's licensed Subsidiaries shall maintain complete and accurate royalty accounting records, in accordance with sound accounting practices, sufficient to document their compliance with their obligations under this Agreement. Such cords shall be retained for a period of at least seven years after the obligation to which such records relate have accrued. Each party shall, upon written request, during normal business hours, but not more frequently than once each calendar year, provide access to such records to an independent accounting firm chosen and compensated by the other party, for purposes of audit. Such accounting firm shall be required to sign an agreement protecting the audited party's confidential Information and shah be authorized to report to the other party only such information as is necessary to verify the audited party's compliance with irs obligations under this Agreement. The party requesting the audit shall reimburse the audited party for any reasonable expenses incurred by the audited party in reconstructing data or records which are more than three years old. IBM will use the same degree of care in auditing its Sub-Distributors with respect to Applications as it does with respect to other IBM software. If at: any time IBM discovers any material breach of a Sub-Distributors obligations with respect to an Application, IBM shall notify ODI of such breach and the nature thereof within thirty days of the discovery thereof.

         4.4. ODI may from time to time and in its sole discretion release a new ODI Release of the Software, which shall supersede the prior ODI Release. In the event ODI releases-such a new ODI Release:

                  (a) ODI shall provide IBM with at least one year's advance notice of any ODI Major Release, either in writing or via IBM's membership in the Technical Advisory Committee;

                  (b) Upon the first delivery of such ODI Release, ODI shall deliver to IBM two copies of the new ODI Release; and

                  (c) one year after the first delivery of such ODI Release, ODI may cease to provide updates or otherwise maintain or service the prior ODI Release.

Any new ODI Release of the Software shall be capable of executing Applications or Internal Use Software programs designed for the previous ODI Release of such Software, and ODI shall provide tools for migrating data from such new ODI Release to the previous ODI Release of such Software. Applications or Internal Use Software programs written for a later ODI Release of the Software which do not use any features of the Software added since a previous ODI Release of the Software will be capable of executing with such previous ODI Release (although recompilation and relinking may be required).

         4.5. If IBM requires Technical Support for a given ODI Release of the Software on a given Architecture (as hereinafter defined) beyond the period provided pursuant to Section 4.4(c) ("Extended Technical Support"), IBM may request such Extended Technical Support in writing. After ODI ceases to provide updates pursuant to Section 4.4(c), ODI will charge IBM on a time and materials basis for the effort expended in providing Extended Technical Support, at the rate of $175,000 per man-year. For each such year, IBM shall prepay $43,750 per Architecture at the beginning of each calendar quarter; provided, however, that if the actual effort expended in providing Extended Technical Support for such Architecture in such year is greater than or less than a man-year, ODI shall, at the end of such year, debit IBM or credit IBM, respectively, with an amount which reflects the difference between a man-year and the actual effort expended with respect to such architecture, rounded to the nearest quarter man-year. Any debit shall be payable within thirty days after ODI notifies IBM of such adjustment; any credit may be applied by IBM against the next year's Technical Support for Extended Technical Support. Any Technical Support fees paid by IBM in a given year with respect to Internal Use Seats running a superseded release of a given Architecture shall be credited against IBM's payment obligations in that year with respect to Extended Technical Support for such Architecture under this Section 4.5.

         For the purposes of this Section 4.5, "Architecture" shall mean one of the following categories of computer architectures:

         (i)      Any SVR4-compliant version of unix, including  AIX;

         (ii)     OS/2;

         (iii)    Microsoft Windows (including Windows NT);

         (iv)     OS-400; and

         (v)      MVS.

If IBM requires Extended Technical Support for a computer architecture which does not fall within one of these categories, the parties shall negotiate in good faith to establish an additional Architecture category for such computer architecture.

         4.6. IBM shall have full freedom and flexibility in its decisions concerning marketing of Applications, including the decision of whether to market or discontinue marketing any particular Applications and whether to offer Applications separately and/or in combination with other Code and documentation and in its decisions regarding pricing. Nothing in this Agreement shall be construed as an obligation, guarantee or commitment by IBM that any Applications shall be announced and marketed by IBM, or that any marketing effort will be productive of any level of sales. It is understood that IBM may license copies of Applications in accordance with this Agreement at volume discounts, promotional or special charges, dealer discounts, special bids or other pricing arrangements and may increase or decrease any prices, charges or fees relating to any product, without notice to or approval of ODI. Notwithstanding the foregoing, if IBM elects to distribute copies of a generally commercially available Application to ISV'S, VAR's or other entities which develop software designed to run in conjunction with IBM software, at discounts greater than the discounts at which IBM distributes other comparable applications to such ISV'S, VAR, s or other entities (the "Customary ISV Discount") , then IBM shall pay ODI royalties with respect to such discounted copies in an amount equal to the royalties which would have been payable had such copies been discounted at the Customary ISV Discount.

         4.7. IBM's Internal "Distribution Group" will assume all responsibility for Internal Use Software distribution within IBM and its IBM Subsidiaries. A master tape of ODI's current Software will be delivered to IBM's designated Distribution Group within ten working days after the signing of this Agreement, and within five working days after subsequent Updates are made commercially available. If and when IBM establishes duplicate Distribution Groups, ODI will provide the master tapes and other related materials to each of them without additional charge to IBM.

         4.8. IBM will initially submit to ODI a quarterly report which specifies (a) the total number of (i) Internal Use Software Seats (and the number of such Seats by major IBM site) (ii) Substrate Software Applications and
(iii) IBM Framework Software Applications distributed and (b) a list of the countries where so distributed since the commencement of this Agreement. Then, subsequent quarterly reports to ODI will specify only the total number of such Seats (and the number of such Seats by major IBM site) and Applications which were distributed and a list of the countries where so distributed since the previous quarterly period ended.

5.       ODI'S OBLIGATIONS

         5.1. ODI shall provide to IBM two copies of the Software indicated in
Schedule 11 in Object Code form for use by IBM in accordance with Section 3.1 hereof.

         5.2. ODI shall provide to IBM two machine-readable copies of the Documentation (other than Documentation provided pursuant to Sections 5.3, 5.4 or 5.5 hereof) associated with the Software. ODI will be responsible for maintaining and updating such reference documentation as it deems necessary.

         5.3. ODI shall provide to IBM and its sublicensee Subsidiaries Technical Support on the terms set forth in Schedule

         5.4. ODI shall, subject to the availability of personnel and other resources, provide employees of IBM and its Subsidiaries with training on the terms set forth in Schedule 6.

         5.5. ODI shall, subject to the availability of personnel and other resources, provide consulting services to IBM and its Subsidiaries on the terms set forth in Schedule 6.

         5.6. ODI agrees to provide IBM users of ODI's Internal Use Software with internal marketing and sales support during the term of this Agreement, at no additional expense to IBM. ODI shall dedicate a minimum of eight qualified, full-time persons to providing such support during 1993. Thereafter, ODI may increase or decrease such staffing levels as appropriate to meet changing demand for such support, in ODI's sole discretion.

         5.7. ODI shall deliver to IBM at such times as IBM may reasonably request, but in no event more frequently than once a year, a certificate of originality with respect to Software, in the form set forth in Schedule 9 hereto. If there is any change in the composition or ownership of the Software which would materially affect the last certificate delivered pursuant to this Section 5.7, ODI will include an amended certificate with the next Update of the Software which reflects such change.

         In the event of a material difference between a new certificate of originality and the prior certificate of originality with respect to third party material (excluding differences reflecting removal of third party material from Software), then, within thirty days of receipt of such new certificate of originality, IBM may request that ODI provide to IBM copies of the relevant portions of any agreements or other instruments from which ODI derives its authority to grant IBM the rights and licenses granted under this Agreement with respect to such new third party material. ODI shall provide such copies to IBM within thirty days after receiving IBM's request. If ODI does not have full and sufficient right to grant the rights and/or licenses granted to IBM under this Agreement with respect to such third party materials, IBM may exercise its rights under Section 7.5 of this Agreement. Nothing in this Agreement shall restrict IBM from dealing, at its own expense, directly with any other party with respect to such third party materials or any other product or service.

         5.8. ODI shall obtain a written agreement not to assert any Moral Rights from any person or entity that, to ODI's knowledge, has moral Rights with respect to any Software delivered or licensed by ODI to IBM hereunder. ODI hereby agrees not to assert against IBM, its sublicensee Subsidiaries and its and their SubDistributors any moral Rights ODI has or may have in the Software in connection with IBM's permitted use of the Software hereunder.

         5.9. In rendering performance pursuant to this Agreement, ODI shall not incorporate any third party materials in the Software or produce a Derivative Work of any third party materials for incorporation in the Software unless:

                  (a) such materials and their owners (including the owners of any intellectual property rights embodied therein) are identified in accordance with Section 5.7; and

                  (b) either ODI has sufficient authority to grant to IBM the rights and licenses provided in this Agreement, or the third party owner has granted directly to IBM rights and licenses in such third party materials under a separate agreement which is identified in the applicable notice.

In addition, each party shall comply at all times with its obligations with respect to third party materials. ODI shall have sole responsibility for payment of ail royalties and other charges with respect to third party materials incorporated in the Software, including as they may accrue with respect to the subsequent exercise by IBM and any IBM sublicensees or customers, of IBM's rights and licenses in the Software under this Agreement and, except for IBM's express royalty obligations under this Agreement or any agreement between IBM and a third party to which ODI is not also a party, IBM shall have no obligation to pay or account for such royalties or other charges. If both IBM and ODI have rights to license or sublicense a given third party material, IBM and ODI will expressly resolve which party is responsible for payment of the royalty in respect of such third party material, unless both parties are obligated to pay such royalties.

         5.10. ODI shall provide IBM with a seat on its Technical Advisory Committee. IBM shall designate a representative to participate in the activities and meetings of the Technical Advisory Committee; all expenses incurred by such representative shall be borne by IBM.

6.       PAYMENTS

         6.1. IBM shall pay to ODI a non-refundable license fee in accordance with Schedule 2 hereof for each Seat which uses the Internal Use Software. Such payments, net of credits and adjustments, shall be due and payable within forty-five days after the close of the Quarterly Accounting Period in which such Internal Use Software is first used by such Seat. A statement summarizing the basis for determining the amount of such payment shall be provided by IBM at the time of payment.

         6.2. IBM shall pay to ODI non-refundable royalties in accordance with
Schedule 3 hereof for each copy of an Application (excluding Framework Applications) which link-edits (either dynamically or statically) to, and executes in the same process-space as, the Substrate Software and which is (i) used internally by IBM, or (ii) delivered to or used by a Sub-Distributor, sublicensee IBM Subsidiary, Special Contractor or Customer (except where a royalty has already been paid to ODI in respect of the delivery of the Software to, or use of the Software by, an earlier link in the chain of distribution). Such royalties, net of credits and adjustments, shall be due and payable within forty-five days after the close of the Quarterly Accounting Period in which the Application revenue upon which such royalty is based accrues. A statement summarizing the basis for determining the amount of such payment shall be provided by IBM at the time of payment. IBM shall not be obligated to pay a Substrate royalty for any of the following:

                  (a) A copy of an Application delivered pursuant to a trial license, unless payment of a royalty is required by
         Section 4.2(c) hereof; or

                  (b) A copy of an Application delivered for back-up) or archival purposes to a Customer, provided that the Customer is charged no more than a nominal amount in excess of the cost of the media, packaging, shipping and handling for such copy and IBM has paid the applicable royalties for all other copies of the Application delivered to such Customer.

         6.3. In the event that the parties execute a Framework Supplement licensing IBM to use the Framework Software in conjunction with a specific Framework Application pursuant to Section 3.1(f) hereof, IBM shall pay to ODI non-refundable royalties in accordance with the terms specified in such Framework Supplement for each copy of such Framework Application which is (i) used internally by IBM, or (ii) delivered to or used by a Sub-Distributor, sublicensee IBM Subsidiary, Special Contractor or Customer (including IBM). Unless the Framework Supplement provides otherwise, such royalties, net of credits and adjustments, shall be due and payable within forty-five days after the close of the Quarterly Accounting Period in which the Framework Application revenue upon which such royalty is based accrues. A statement summarizing the basis for determining the amount of such payment shall be provided by IBM at the time of payment. Unless the Framework Supplement provides otherwise, IBM shall not be obligated to pay a royalty for any of the following:

                  (a) A copy of the permitted Framework Application delivered pursuant to a trial license, unless payment of a royalty is required by Section 4.2(c) hereof; or

                  (b) A copy of the permitted Framework Application delivered for back-up or archival purposes to a Customer, provided that the Customer is charged no more than a nominal amount in excess of the cost of the media, packaging, shipping royalties handling for such copy and IBM has paid the applicable fees for all other copies of the Application delivered to such Customer.

The pricing and other terms and conditions set forth in any particular Framework Supplement shall be limited to the particular Framework Application licensed thereunder. The parties agree to negotiate in good faith the terms and conditions applicable to any future Framework Application which IBM desires to license.

         6.4. IBM shall pay ODI ten million dollars in non-refundable prepaid license fees and royalties, which shall be due and payable as follows:

                  (a)      $2,000,000 on December 21, 1992;

                  (b)      $2,000,000 on March 31, 1993;

                  (c)      $2,000,000 on June 30, 1993;

                  (d)       $2,000,000 on December 31, 1993; and

                  (e)      $2,000,000 on March 31, 1994.

         The amount of prepaid fees and royalties paid to ODI may be credited in full by IBM against any license fees or royalties subsequently payable by IBM under Sections 6.1 or 6.2 of this Agreement or any duly executed Framework Supplement to this Agreement. ODI acknowledges receipt of the first $2,000,000 payment from IBM pursuant to a Letter Agreement dated December 21, 1992, and the second $2,000,000 payment from IBM pursuant to a Letter Agreement dated March 31, 1993.

         6.5. IBM may deliver one complete copy of the Non-Confidential ]Documentation for the applicable Software, or any excerpt or Derivative work of such Non-Confidential Documentation, with each Internal Use Seat or Application delivered pursuant to this Agreement, without incurring any royalty obligation in respect of such Documentation. If IBM elects to deliver additional copies of such Non-Confidential

Documentation (or any excerpt or Derivative work thereof, in the case where such excerpt or Derivative Work represents more than 20% of the content of ODI's complete set of Non-confidential Documentation), IBM shall pay ODI a royalty in the amount of 10% of the revenues which IBM accrues in respect of all IBM or ODI Documentation associated with such Internal Use Seat or Application; provided, however, that in no event shall such royalty be less than $10 per copy of Documentation. Such royalties, net of credits and adjustments, shall be due and payable within forty-five days after the close of the Quarterly Accounting Period in which the revenue upon which such royalty is based accrues. A statement summarizing the basis for determining the amount of such payment shall be provided by IBM at the time of payment.

         6.6. IBM shall pay to ODI non-refundable Technical Support fees as set forth in Schedule 5 hereof for every Internal Use software Seat licensed under this Agreement.

         6.7. If IBM requires on-site installation, consulting or other technical assistance, ODI shall, subject to availability, provide a consultant in accordance with Schedule 6. These fees are due and payable within thirty days after the date of ODI's invoice.

         6.8. If IBM requires training, ODI shall, subject to availability, provide instruction in accordance with Schedule 6. These fees are due and payable within thirty days after the date of ODI's invoice.

         6.9. IBM shall pay all import duties, levies or imposts, and all sales, use, value added, property, or other taxes of any nature, assessed upon or with respect to any Software, Applications or other products or services ordered by IBM from ODI, which are imposed by any community of nations, nation, or political subdivision thereof, but excluding taxes based on ODI's net income. IBM shall, and shall cause its Sub-Distributors to, pay on or before their due dates all such taxes, fees, duties and charges which arise out of or in connection with this Agreement or any license or sublicense granted herein or any use of the Software. In the event ODI is required at any time to pay any such tax, fee, duty or charge, IBM shall promptly reimburse ODI therefor.

         6.10. All payments to ODI hereunder shall be paid in U.S. dollars.

         6.11. During the term of this Agreement, ODI agrees to offer IBM ODI's most favorable Software license prices and discount excluding prices and discounts first offered prior to the terms of this Agreement. ODI agrees that should it ever, during the term of this Agreement, offer more favorable financial terms, taken as a whole, for Software or Technical Support (other than terms first offered prior to the term of this Agreement), as part of any transaction (other than transactions involving (i) non-profit government or academic research or (ii) education) which results in more than $250,000 in non-Special Product software revenue to ODI in the first twelve months thereof, it shall notify of IBM such transaction. If such transaction results in more than $500.000 in non-Special Product Software revenue to ODI in the first twelve months thereof, ODI shall offer IBM more favorable financial terms, and such newly established terms shall apply to all IBM fees thereafter, starting in the first full Quarterly Accounting Period following the transaction which gave rise to such change in terms.

         6.12. Pursuant to Sections 3.1(b) and 3.1(d), ODI agrees to waive all license and Technical Support fees for copies of the Software that IBM or its sublicensee Subsidiaries (a) use solely for (i) education and training of employees of IBM or its Subsidiaries in the use of the Internal Use Software,
(ii) education under the Education Agreement (when and if executed) or (iii) non-revenue bearing demonstration, evaluation, archival or backup purposes, or
(b) sub-license to educational institutions pursuant to HESC/ESAP or similar programs, and that, in any event, are not employed for production use. ODI shall have no Technical Support obligations with respect to any such copies of the Software. As used herein, "HESC/ESAP" shall mean various worldwide programs that IBM and IBM Subsidiaries have in which a written contract exists with higher education institutions under which IBM and IBM Subsidiaries license software to these institutions for academic use and waive any license fees.

         6.13. (a) In order to preserve the most-favorable pricing reflected in this Agreement (the "Low Pricing") after the third anniversary of the effective date of this Agreement, IBM must pay ODI the following amounts (the "Royalty Targets") in Software fees or royalties, Technical Support fees and fees in respect of any distribution or re-marketing arrangement between the parties ("Qualifying Royalties"):

                  (i) In the fourth and fifth calendar year of this Agreement, the Royalty Target shall be $6,000,000 per year; and

                  (ii) For any subsequent calendar years of this Agreement, the Royalty Target will be increased by 15% per year. Thus, in the sixth year, the Royalty Target would be $6,900,000, in the seventh year, the Royalty Target would be $7,935,000, and so forth; and

                  (iii) If this Agreement is terminated pursuant to Section 11, and such termination results in a partial calendar year, the Royalty Target will be pro-rated accordingly.

         (b) If, in any given calendar year, IBM fails to generate enough Qualifying Royalties to satisfy the applicable Royalty Target for that year, IBM shall have the option of prepaying an amount equal to the difference between such Qualifying Royalties and such applicable Royalty Target in order to satisfy the Royalty Target for such year. Any such prepayment may be credited against payments in future calendar years in respect of any form of Qualifying Royalty but shall not qualify as Qualifying Royalties in such future years. IBM must make any such prepayment to ODI within twenty-one days after the end of the calendar year with respect to which the prepayment is being made.

         (c) If IBM fails to meet the applicable Royalty Target in any given calendar year, the Software and service prices applicable to IBM in that year shall be increased as follows (the "Medium Pricing"):

                  (i) The fees for Internal Use Software, as set forth in Schedule 2 of this Agreement, shall be increased by a factor of two;

                  (ii) The annual Technical Support fees set forth in Schedule 5 will be increased to 15% of the new Internal Use Software fees resulting from the application of Section 6.13(c)(i) above;

                  (iii) All Substrate Software royalty rates set forth in Schedule 3 of this Agreement will be increased by a factor of two;

                  (iv) All Framework Software royalty rates and license fees set forth in Schedule 4 of this Agreement or any other Framework Supplements to this Agreement will be increased by a factor of two;

                  (v) The discount for training, as set forth in Section A of Schedule 6 of this Agreement, will be reduced to 25%;
         and

                  (vi) The discount for consulting, as set forth in Section B of
         Schedule 6 of this Agreement, will be reduced to 16.5%.

         (d) IBM shall pay royalties during the course of each calendar year as if the Low Pricing applied. However, in the event that IBM fails to meet the applicable Royalty Target in any given calendar year, the fees and royalties due for such calendar year shall be re-calculated in accordance with the medium Pricing, and IBM shall pay ODI any additional fees and royalties resulting from such calculation within twenty-one days after the end of the calendar year with respect to which such recalculation is being made. In no event shall such additional fees and royalties be considered Qualifying Royalties for such year.

         (e) If IBM elects to credit prepayments made in a given calendar year pursuant to Sections 6.4 or 6.13(b) against its payment obligations in a subsequent calendar year, the amounts so credited shall not be considered Qualifying Royalties in such subsequent year.

         6.14. ODI shall have no obligation to refund to IBM any fees or royalties for Software.

         6.15. ODI acknowledges the receipt of a $495,000 payment from IBM for, and IBM acknowledges receipt of, the "Starter-Set", of which, $300,000 was for the objectstore Development Seats for IBM's RS/6000 System running AIX @ $2,000 per Seat, $45,000.00 for a quantity of 150 objectstore Technical Support packages @ $300 per package and $150,000 for a quantity of 150 on-Site Consulting Days @ $1,000 per day.

         6.16. ODI agrees to adjust the prices of the Internal Use Software Seats, Technical support, Consulting and Training already purchased by IBM to the volume discount prices established within this Agreement. ODI agrees to convert Internal Use Software Seats, Technical Support, Consulting and Training quantities as exhibited by the following table:

Description                                    Quantity       Price/Unit  Extended Price
OS/2 Development Licenses-USA & Canada               69       $    975       $ 67,275
OS/2 Development Licenses-International              15       $  1,073       $ 16,095
AIX  Development Licenses                           135       $  1,380       $186,300
AIX Development Licenses-International               20       $  1,518       $ 30,360
Maint-OS/2  Devel. Licenses-USA & Canada             69       $    146       $ 10,074
Maint-OS/2 Devel. Licenses-International             15       $    161       $  2,415
Maint-AIX Devel- Licenses-USA & Canada              135       $    207       $ 27,945
Maint-AIX Devel. Licenses-International              20       $    228       $  4,560
Training Days                                        90       $  1,500       $135,000
Consulting Days                                      15       $  1,000       $ 15,000
Total                                                                        $495,024

         6.17. IBM has already licensed or consumed Internal use Software Seats, Technical Support, Consulting and Training that will be subtracted from the quantities purchased as part of the Starter Set. The resulting remaining quantities will be available for future use as listed below:

Description                                 Starter  Converted  Installed  Remaining

OS/2 Development Licenses-USA & Canada                    69         0        69
OS/2 Development Licenses-International                   15         0        15
AIX  Development Licenses                      150       135        87        48
AIX Development Licenses-International                    20         9        11
Maint-OS/2  Devel. Licenses-USA & Canada                  69         0        69
Maint-OS/2 Devel. Licenses-International                  15         0        15
Maint-AIX Devel. Licenses-USA & Canada         150       135        87        48
Maint-AIX Devel. Licenses-International                   20         9        11
Training Days                                             00      74.5      15.5
Consulting Days                                150        15         4        11

7.       WARRANTY AND DISCLAIMER OF WARRANTY

         7.1. Subject to the other provisions of this section 7, ODI warrants that the Software will function substantially in the manner described in the applicable Documentation provided by ODI on the machines and with the operating systems for which it is designed.

         7.2. ODI shall have no liability under the foregoing warranty (i) to anyone other than IBM or Subsidiaries which have entered into the agreement specified in Section 3.6, or (ii) to the extent that:

                  (a) within one year after delivery of the Software to IBM, IBM has failed to report in writing any Error claimed to be a breach of warranty;

                  (b) the Software media has been misused or exposed to environmental or operating conditions other than those specified by ODI, where such misuse of exposure gave rise to any warranty claim;

                  (c) the software has been damaged, altered by accident, neglect, misuse or other abuse, where such damage or alteration gave rise to any warranty claim;

                  (d) the claimed defect has been caused, in whole or in part, by a person or persons other than ODI, or by the Application developed by IBM or other products or equipment not manufactured developed or specified by ODI; or

                  (e) the claimed defect is in a superseded ODI Release of the Software.

         7.3. ODI represents and warrants that it is under no obligation or restriction, nor will it assume any such obligation or restriction, that does or would substantially interfere or conflict with the performance to be rendered by ODI or the rights and licenses granted IBM under this Agreement.

         7.4. ODI represents and warrants, with respect to all Software delivered to IBM by ODI, that:

                  (a) ODI is the sole owner of such Software, except for any works designated to IBM as third-party materials pursuant to Section 5.7;

                  (b) ODI has full and sufficient right to grant the rights and/or licenses granted to IBM in this Agreement;

                  (c) No such Software has been published to ODI's knowledge under circumstances which have caused a loss of copyright therein; and

                  (d) No such Software infringes any patent, copyright, trademark or other intellectual property rights (including trade secrets), privacy, publicity or similar rights of any third party, nor has any claim (whether or not embodied in an action, past or present) of such infringement been asserted, and no such claim is pending against ODI. The indemnity set forth in Section 9 shall be IBM's sole remedy for any claim, damage, liability, loss or expense arising out of or related to a breach of Section 7.4(b) or Section 7.4(d).

         7.5. ODI shall have three years to cure any breach of Section 7.4, provided that ODI acts diligently throughout such period to cure such breach. until the earlier of (i) three years after such breach or (ii) ODI's cure of such breach, IBM may defer any royalty payments which would otherwise be due with respect to the Software which gave rise to the breach. Such deferred payments shall be due in full upon ODI's timely cure of such breach.

         7.6. ODI represents and warrants that the Software delivered to IBM in connection with this Agreement does not and shall not contain any Code, programming instruction or set of instructions that is intentionally constructed with the ability to damage, interfere with or otherwise adversely affect computer programs, data files, or hardware without the consent and intent of the computer user (hereinafter "Harmful Code") . ODI shall establish and enforce a policy and procedures, which shall be reviewed with IBM at IBM's request, to prevent any such Harmful Code programming instruction or set of instructions from being incorporated by ODI employees into the Software delivered to IBM in connection with this Agreement. ODI shall promptly notify IBM of any ODI knowledge or suspicion that such Harmful Code has been incorporated therein, provided, however, that such notification shall not be deemed to relieve ODI of any responsibility for resulting damages.

         7.7. ODI warrants that no individual who is a former officer or employee of the U.S. Department of Defense ("DOD") who (a) left DOD service on or after April 16, 1987, and (b) served in a civilian position for which the rate of pay is equal to or greater than the minimum rate of pay for Grade GS-13, or served in the Armed Forces in a pay grade of 0-4 or higher, shall be employed or compensated by ODI for services rendered under this Agreement within two years after they left service in DOD, without specific written approval by IBM. If ODI requests such approval, ODI shall provide IBM with any information needed to comply with 10 USC 2397 (b) and
(c) and IBM shall not unreasonably withhold or delay its approval.

         7.8. ODI represents and warrants that all information contained in any certificate of originality supplied to IBM (excluding any certificates of originality supplied before December 15, 1992) shall to ODI's knowledge be complete, correct and not misleading.

         7.9. ODI warrants that all consulting and Technical support: services will be performed in a workmanlike manner. This warranty shall be valid for ninety days from completion of such service. The re-performance of service shall be IBM's sole remedy in the event of a defect.

         7.10. Each party represents and warrants that it has written agreements with its employees sufficient to meet its obligations under this Agreement. IBM further represents and warrants its compliance with its obligations under
Section 10.

         7.11. ODI makes the foregoing representations and warranties for the benefit of IBM, and IBM makes the representations and warranties in Section 7.10, as a present and ongoing affirmation of facts in existence at ail times when this Agreement is in effect.

         7.12. THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 7 ARE THE ONLY WARRANTIES MADE BY ODI. ODI MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED OR ARISING BY CUSTOM OR TRADE USAGE, AND, SPECIFICALLY, MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. ODI'S EXPRESS WARRANTY SHALL NOT BE ENLARGED, DIMINISHED OR AFFECTED BY, AND NO OBLIGATION OR LIABILITY SHALL ARISE OUT OF, ODI RENDERING TECHNICAL OR OTHER ADVICE OR SERVICE IN CONNECTION WITH THE SOFTWARE.

         7.13. IBM and its Sub-Distributors shall make no representation or warranty concerning the quality, performance or other characteristics of the Software or the Applications other than those which are consistent in all respects with, and do not expand the scope of, the warranties of ODI set forth in this Agreement.

8.       LIMITATION OF LIABILITY

         8.1. Neither party's liability, whether in contract, tort, or otherwise, arising out of or in connection with the Software or this Agreement shall exceed the amounts payable to ODI by IBM under this Agreement for the eight calendar quarters immediately preceding the date upon which the claiming party first notifies the other party of such claims; provided, however, that the foregoing limitation of liability shall not apply to claims by IBM arising under
Section 9 of this Agreement or claims by ODI arising under Sections 6.4 or 10 of this Agreement.

         8.2. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR TORT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES RESULTING FROM LOSS OF USE, LOSS OF DATA, LOSS OF PROFITS OR LOSS OF BUSINESS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE PERFORMANCE OF THE SOFTWARE OR ODI'S PERFORMANCE OF SERVICES OR EITHER PARTY'S PERFORMANCE OF ANY OTHER OBLIGATIONS RELATING TO THIS AGREEMENT OR THE SOFTWARE, WHETHER OR NOT EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         8.3. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY DAMAGES OR CLAIMS ARISING OUT OF OR RELATED TO THE OTHER PARTY'S USE OF TRADEMARKS.

         8.4. Neither party shall be responsible for any claim arising under this Agreement unless the other party provides notice of such claim within three years after the date upon which such claim first accrued.

         8.5. The provisions of this Section 8 allocate the risks under this Agreement between ODI and IBM. The Software pricing agreements reflected within this Agreement reflect this allocation of risk and the limitations of liability specified herein.

9.       PATENT, COPYRIGHT AND TRADE SECRET INDEMNITY

         9.1. ODI agrees to protect, defend, hold harmless and indemnify IBM and its sublicensee Subsidiaries from and against any and all claims, damages, liabilities, losses and expenses, arising out of any alleged or actual infringement (a) by ODI in rendering performance under this Agreement or (b) by any Software delivered to IBM in connection with this Agreement of a patent, copyright, trademark, or other intellectual property right, or privacy, publicity, or similar right of any third party, except that ODI shall have no indemnity obligation for any claim alleging infringement of any trademark (including any trade name, product name or similar right) resulting from the use of any name or mark by IBM, Special Contractors, Sub-Distributors or IBM Subsidiaries.

         9.2. ODI shall have no liability under this Section 9 unless IBM (a) promptly notifies ODI in writing of the claim, damage, liability, loss or expense and (b) in the case of a third-party claim, (i) gives ODI full authority, information and assistance to defend such claim and (ii) gives ODI sole control of the defense of such claim and all negotiations for the compromise or settlement thereof. If the Software or any part thereof becomes, or is likely to become, the subject of a valid claim of infringement or the like under any patent, copyright or trade secret law, ODI shall have the right, at: it:s option and expense, either (c) to obtain for IBM a license permitting the continued use of the Software or such part, or to replace or modify it so that it becomes non-infringing, or (d) if the exercise of commercially reasonable efforts fan to result in such a license, replacement or modification, to refund an amount equal to the depreciated license fee paid by IBM for the Software (calculated on a straight line basis over a seven-year life) and to terminate the license therefor. ODI shall have no liability hereunder with respect to third-party claims for any costs incurred by IBM or settlement entered into without ODI's prior written consent. ODI shall have no liability hereunder with respect to any claim, damage, liability, loss or expense based upon (e) the operation of an Application or the combination of the Software with other products not furnished by ODI, (f) any addition to or modification to the Software by any person or entity other than ODI or (g) ODI furnishing to IBM any information, data, service-and applications assistance, other than the Software and the Documentation.

         9.3. THE PROVISIONS OF THIS SECTION 9 STATE THE EXCLUSIVE LIABILITY OF ODI AND THE EXCLUSIVE REMEDY OF IBM WITH RESPECT TO ANY CLAIM OF PATENT, COPYRIGHT OR TRADE SECRET INFRINGEMENT BY THE SOFTWARE, ANY PART THEREOF OR THE USE THEREOF, OR CLAIM THAT ODI LACKS THE RIGHT TO GRANT THE LICENSES GRANTED HEREIN, AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND INDEMNITIES WITH RESPECT THERETO.

10.       PROTECTION OF SOFTWARE

         10.1. IBM acknowledges that ODI and its licensors claim to own copyrights in, and patents for, the Software. By virtue of this Agreement, IBM does not acquire any ownership rights to the Software or any other ODI Material. IBM agrees that ODI and its licensors shall retain all title to ODI Material and all copies thereof, and shall retain all copyrights and patent rights (except rights expressly granted to IBM in Section 3 hereof) in ODI material and all copies thereof. IBM agrees to not remove any copyright, trademark, government restricted rights or similar notice included in or affixed to Software or any other ODI Material or any confidentiality or similar notice included in or affixed to Type A Material, and to reproduce all such notices on any copy, modification or portion thereof made or merged into another software program.

         10.2. IBM and ODI do not expect IBM to obtain pursuant to this Agreement any Source Code or other Class II Confidential Information, except that some of the Type A Material obtained pursuant to Section 5.5 and Schedule 6 may include Class II Confidential Information. However, IBM acknowledges that ODI claims the confidentiality of the Source Code for Software and claims that the Software and other ODI Material constitute a valuable asset of ODI. ODI acknowledges that Source Code and any other Type A Material subject to confidentially shall not be provided to IBM, except pursuant to the ARCI. IBM acknowledges that Type A Material shall not be provided to any Customer or Sub-Distributor. IBM and ODI agree that Type A Material is subject to the ARCI and each party agrees to abide by provisions of the ARCI with respect to Source Code and other Type A Material. IBM agrees that it shall not use Software for any purpose other than as authorized in this Agreement. Nothing in this Section
10.2 establishes that any information provided by ODI to IBM is in fact confidential.

         10.3. IBM agrees that it shall not, and it shall not intentionally permit any third party, to reverse assemble or reverse compile the Software or otherwise attempt to access Source Code, or to sublicense, rent, lease or assign the Software to any third party, except as authorized by this Agreement or in a prior written authorization made by ODI in its sole discretion.

         10.4. Nothing in this Agreement confers upon either party any right to use the other party's trademarks, trade-names or service marks in connection with any product, service, promotion or publication, or to adopt any trademark which is confusingly similar to any of the other party's trademark or which includes a prominent portion of any of the other party's trademarks.

         10.5. The two parties further agree that, should any of their advertising, promotional or other materials be inaccurate, misleading or otherwise misuse the other party's trademarks or trade names, the offending party will, upon reasonable notice from the other party, change or correct such materials at its own expense.

         10.6. IBM agrees that ODI shall be an intended third party beneficiary of the agreements referred to in this Agreement between IBM and Sub-Distributors, Customers, Special Contractors and its Subsidiaries. IBM agrees to cooperate with ODI's efforts to exercise its third party beneficiary rights and enforce the terms and conditions of such agreements.

11.       TERM AND TERMINATION

         11.1. This Agreement shall be effective from the date hereof and shall remain in effect for twenty years, unless earlier terminated as provided herein.

         11.2. (a) At any time after the fifth anniversary of this Agreement, either party may terminate this Agreement for convenience by providing twelve months, advance notice thereof.

         (b) Unless earlier terminated pursuant to Section 11.3, during such twelve-month notice period, all licenses granted to IBM under this Agreement shall continue, IBM shall pay all required fees and royalties in accordance with Low Pricing or medium Pricing, as applicable pursuant to Section 6.13, and all rights and obligations of the parties under this Agreement shall continue.

         (c) Termination of this Agreement for convenience shall be effective at the end of such twelve-month period. upon such termination:

                  (i) All Application licenses granted to Customers prior to termination shall survive in accordance with their terms;

                  (ii) Internal Use licenses granted with respect to then-existing Seats shall survive, provided that IBM continues to purchase Technical Support for such Seats at rates in accordance with High Pricing (as defined in Section 12) and continues to comply with all of its obligations under this Agreement with respect to Internal Use Software. ODI shall continue to provide Technical Support for such Seats; and

                  (iii) All other licenses granted to IBM, Special Contractors, IBM's Subsidiaries and its and their Sub-Distributors shall terminate.

         11.3.(a) ODI may terminate this Agreement for cause, by giving written notice of termination to IBM, effective ten days after IBM's receipt of such notice, without need of intervention of any court or other authority, if IBM:

                  (i) fails to make any payment required hereunder promptly and when due and fails to remedy such failure to pay within forty-five days after IBM's receipt of notice from ODI with respect thereto;

                  (ii) materially fails to perform, or is in material breach of, any of its obligations under Sections 3, or _12 of this Agreement, and fails to remedy such failure or breach within fifteen days after IBM's receipt of notice from ODI with respect thereto; or

                  (iii) materially fails to perform, or is in material breach of, any of its obligations under Section 3, 4, 5, 6 or 12 of this Agreement or breaches its obligations under the ARCI with respect to any Class Ii Information disclosed pursuant to this Agreement, and fails to remedy such breach within ten days after IBM's receipt of notice from ODI with respect thereto.

         (b) For nine months after ODI's notice of termination for cause (the "Wind-Down Period"), IBM may continue to perform the limited activities permitted by Section 11. 3 (c) hereof and the following limited activities (and only the following activities) in accordance with this Agreement, provided that it complies with all applicable provisions of this Agreement:

                  (i) grant licenses for any IBM Release of any Application which IBM Release was generally commercially available at the time of such termination notice, at royalties in accordance with High Pricing (except for the terms of Section 12.2(ix));

                  (ii) grant licenses for additional Internal Use Seats, and purchase Technical Support with respect thereto, at fees in accordance with High Pricing (except for the terms of Section 12.2(ix)); and

                  (iii) purchase Consulting or Training, at fees in accordance with High Pricing.

         (c) Termination of this Agreement by ODI for cause shall be effective at the end of the wind-Down Period, and upon such termination:

                  (i) All Application licenses granted to Customers prior to termination shall survive in accordance with their terms;

                  (ii) Internal Use Software licenses granted with respect to then-existing Seats shall survive, provided that IBM continues to purchase Technical Support for such Seats at rates in accordance with High Pricing and continues to comply with all of its obligations under this Agreement with respect to Internal Use Software. ODI shall continue to provide Technical Support for such Seats; and

                  (iii) All other licenses granted to IBM, Special Contractors, IBM's Subsidiaries and its and their Sub-Distributors shall terminate.

         11.4. (a) IBM may terminate this Agreement for cause, by giving written notice of termination to ODI, effective ten days after receipt of such notice, without need of intervention of any court or other authority, if ODI materially fails to perform, or is in material breach of, any of its obligations under Sections 2.3, 3, 4, 5, 6, 7 or 9 of this Agreement, and fails to remedy such failure or breach within fifteen days after ODI's receipt of notice from IBM with respect thereto.

         (b) For nine months after IBM's notice of termination for cause (the "Wind-Down Period"), IBM may continue to perform the limited activities (and only those activities) set forth in Section 11.2(b) of this Agreement.

         (c) Termination of this Agreement by IBM for cause shall be effective at the end of the Wind-Down Period, and such termination shall have the effects set forth in Section 11.2(c) of this Agreement.

         11.5. Expiration or termination of this Agreement shall not relieve either party of any obligation to pay amounts due as a result of transactions occurring prior to such expiration or termination.

         11.6. IBM may, at its sole discretion, terminate its license rights for any Seat upon written notice to ODI. License rights for any Seat may also be terminated pursuant to Section A of Schedule 5. In either case, IBM shall (a) discontinue use of the Software for which the license has been terminated, and
(b) within ninety days, either return the Software to ODI or certify in writing that the Software has been destroyed.

         11.7. In the event of termination or expiration of this Agreement, ODI, IBM and IBM Subsidiaries shall have all rights they would have had if they had never entered into this Agreement, subject to obligations that (a) expressly survive such termination or expiration or (b) arise under other agreements between the parties.

         11.8. The parties acknowledge that this Agreement is for a limited period only. The expiration or termination of this Agreement at the end of the original term or any renewal term shall not give rise to the payment of any indemnity, compensation or damages whatsoever by either party. Without limiting the generality of the foregoing, the parties agree that the expiration of this Agreement or the termination of this Agreement by either party shall not entitle the other party to any termination or severance compensation or to any payment in respect of any goodwill established during the initial term of this Agreement, or any renewals hereof, or render the terminating party liable --For damages on account of the loss of prospective profits or on account of any expenditure, investment or obligation incurred or made by the other party. Each party further agrees to make every effort to minimize its costs and expenses related to this Agreement in the event this Agreement is terminated or not extended for an additional term.

12.      EFFECT OF BREAK-UP

         12.1. In the event that either party exercises the Break-Up option, as defined in the Break-Up Agreement, #STL93035, dated as of the date hereof (the "Break-Up Agreement"), and this Agreement has not been earner terminated, the terms and conditions of this Agreement shall be modified as set forth in this
Section 12.

         12.2. As of the Break-up Date (as defined in the Break-up Agreement), the Software and service prices applicable to IBM shall be increased as follows (the "High Pricing"):

                  (i) The fees for Internal Use Software sold in the United States and Canada, as set forth in Schedule 2 of this Agreement, shall be increased by a factor of three;

                  (ii) Fees for Internal Use Software sold outside the United States and Canada shall be increased by 50% over those set forth in sub-section (i) above, except for fees for Internal- Use Software sold i-n Far East countries, which shall be increased by 65% over those set forth in subsection (i) above;

                  (iii) The annual Technical Support fees set forth in Schedule 5 will be increased to 15% of ODI's then-current country list price of Internal Use Software;

                  (iv)     All Substrate Software royalty rates set forth in
         Schedule 3 of this Agreement win be increased by a factor of three;

                  (v) All Framework Software royalty rates and license fees set forth in Schedule 4 of this Agreement or any other Framework Supplements to this Agreement will be increased by a factor of three;

                  (vi) Training will be charged at ODI's then-current list rates;

                  (vii) Consulting will be charged at ODI's then-current list rates;

                  (viii) The most-favored-nation provisions of Section 6.il will expire; and

         (ix) IBM's rights to perform its own manufacturing and distribution pursuant to Section 4.7 of this Agreement shall terminate. IBM and ODI shall negotiate in good faith to determine mutually satisfactory manufacturing and distribution mechanisms; provided, however, that the rates and fees set forth in this section 12.2 shall not be increased thereby.

All of the foregoing price adjustments shall be made with respect to the initial price at which the applicable Software or service is first offered to IBM pursuant to this Agreement, without regard to any subsequent changes in such initial price.

         12.3. Notwithstanding Section 12.2, if ODI makes the Software generally available at list prices lower than the High Prices, it will offer the Software to IBM at such lower prices, provided that IBM agrees to comply with substantially all of the terms and conditions imposed by ODI when it makes the Software generally available at such lower prices.

         12.4. For the calendar-year in which the Break-Up Date (as defined in the Break-Up Agreement) occurs, the fees and royalties due from IBM before the Break-Up Date shall be calculated using Low Pricing or medium Pricing, as the case may be, as determined in accordance with Section 6.13 of this Agreement, for the prorated portion of such calendar year until the Break-Up Date. For the balance of such year after the BreakUp Date, and for all subsequent calendar years, the fees and royalties due from IBM shall be calculated using the High Pricing.

         12.5. The exercise of the Break-Up option shall not affect the parties' rights to terminate this Agreement in accordance with Section 11 of this Agreement. Termination of the Break-Up Agreement, either prior to or after the Break-Up Date, shall not terminate or affect the terms and conditions of this Agreement.

13.       ENTIRE AGREEMENT

         13.1. This Agreement, including the Schedules attached hereto, the Break-Up Agreement and the ARCI, sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior oral and written agreements and understandings relating thereto.

         13.2. The provisions of this Agreement will supersede and replace the provisions of ODI's standard license agreement that would otherwise be applicable for Software obtained by IBM subsequent to the date hereof, irrespective of whether the Software is obtained directly or indirectly (e.g., through a distributor) from ODI; provided, however, that the provisions of this Agreement shall not supersede the provisions of individually negotiated agreements entered into by IBM regarding ODI's Software.

14.       NON-WAIVER AND AMENDMENT

         No waiver, alteration, modification, or cancellation of any of the provisions of this Agreement shall be binding unless made in writing and signed by both ODI and IBM. The failure of either ODI or IBM at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce such provision.

15.      NOTICES

         All notices to be given in connection with this Agreement shall be effective upon receipt, shall be made in writing and shall be sufficiently given if personally delivered or if sent by registered mail or courier or other express mail service, postage prepaid, addressed to the party entitled or required to receive such notice at the following address:

Notices to IBM:

Laboratory Counsel
IBM Corporation
555 Bailey Avenue
San Jose, CA 95141

Tel:  (408) 463-3044


Notices to ODI:

Chief Financial officer
object Design, Inc.
One New England Executive Park
Burlington, MA 01803

Tel:  (617) 270-9797

16.       ASSIGNMENT

         This Agreement is not assignable by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any action in derogation of the foregoing shall be void and of no effect.

17.      CONFLICT WITH STATUTE OR LAW

         If any provision of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties. If the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

18.       COMPLIANCE WITH LAWS

         18.1. Both parties shall comply with all applicable export control laws, including export controls imposed by the United States government. Without limiting the generality of the foregoing, each party agrees that it shall not export or reexport any Software or the direct product thereof to any country without: first obtaining all necessary and required licenses, consents, assurances and approvals. IBM acknowledges that shipments of the Software are subject to the export laws of the United States and that such laws could delay or preclude delivery of Software in the future. Both parties shall also comply with the United States Foreign Corrupt Practices Act.

         18.2. For purposes of this Section 18.2, "Filing" shall mean any submission or approval of this Agreement or another document that is required under the laws of any country in order to make this Agreement effective or to make ODI's rights hereunder enforceable or otherwise to protect ODI's proprietary rights hereunder, or to comply with exchange regulations or other requirements so as to allow payments to ODI in connection with the licensing of the Software or Applications. In any country where IBM uses Internal Use Software or distributes Applications, IBM shall (a) take such action with respect to Filings for Internal Use Software and Applications as IBM takes on its own behalf with respect to its software in such countries, at IBM's expense,
(b) if ODI notifies IBM of a Filing and under the laws of the country such Filing is the responsibility of the licensee, distributor or domestic party, take actions to meet such Filing requirements, at IBM's expense, and (c) cooperate with ODI's efforts to meet any Filing requirements, at ODI's expense. ODI shall have no obligation to allow IBM to export Software to any country in the Territory until IBM has provided ODI with satisfactory evidence that either any Filing is not required or all Filing requirements have been met.

          18.3. In the performance of their obligations under this Agreement, IBM and ODI shall each com I with all governmental laws, statutes, ordinances, administrative orders, rules and regulations.

19.       NO PARTNERSHIP OR AGENCY

         IBM and ODI warrant that each are independent contractors and that this Agreement and the relations between IBM and ODI hereby established do not constitute a partnership, joint venture, agency/ or contract of employment between them, or any other similar relationship.

20.       FORCE MAJEURE

         Neither IBM nor ODI shall be liable for any delays in the performance of any of its obligations hereunder due to causes beyond its reasonable control, including, without limitation, fire, strike, war, riots, acts of any civil or military authority, acts of God, judicial action, unavailability or shortages of labor, materials or equipment, failure or delays in delivery of vendors and suppliers or delays in transportation.

21.      SURVIVAL

         The parties agree that those provisions of this Agreement which, by their nature would survive the expiration or earner termination of this Agreement, including without limitation those set forth in Sections 4.3, 6, 7.12, 8, 9, 10, 11, 12, 13, 15, 17, 18, 21, 22, 23 and 24, shall survive the expiration or earlier termination of this Agreement for any reason.

22.      JURISDICTION

         ODI will not challenge the venue or jurisdiction of any action filed by IBM in connection with the interpretation or enforcement of this Agreement in a court of competent subject matter jurisdiction located in the State of New York and each of the parties hereby agrees to submit itself to the jurisdiction and venue of such courts for the purpose of any such action. If ODI files any such action in a court of competent jurisdiction in the Commonwealth of Massachusetts, IBM shall have the right to contest the jurisdiction and venue of such court. The parties waive any right to a jury trial and agree that any proceeding hereunder shall be tried by a judge without a jury.

23.       EQUITABLE RELIEF

         The covenants and agreements of IBM in Section 10 hereof are of a special and unique character, and IBM acknowledges that money damages alone will not reasonably or adequately compensate ODI for any breach of such covenants and agreements. Therefore, ODI and IBM expressly agree that in the event of the knowing or willful breach of any such covenants or agreements, in addition to other rights or remedies which ODI may have, at law, in equity, or otherwise, ODI shall be entitled to injunctive or other equitable relief compelling specific performance of, and other compliance the terms of Section 10.

24. APPLICABLE  LAW

         This Agreement will be construed and the legal relations herein between the parties will be determined in accordance with the substantive laws of the State of New York which pertain to agreements executed in, and fully performed the State of New York.

FEDERAL GOVERNMENT SUBLICENSE.

         IBM grants a sublicense, directly or indirectly, to the United States government or an agency thereof, IBM shall comply provisions of Schedule 10 hereto, in addition to all provisions hereof relating to sublicensing to Customers generally.

         IN WITNESS WHEREOF, the parties hereto executed this Agreement as of the date first above written.
ODI:

Object Design, Inc.
1 New England Executive Park
Burlington, MA  01803

By:_____________________

Title:__________________



IBM:

International Business
Machines
555 Bailey Avenue
San Jose, CA 95141

By:_____________________

Title:__________________